AGREEMENT TO AMEND AND RESTATE AGREEMENT TO PURCHASE REAL ESTATE

THIS AGREEMENT TO AMEND AND RESTATE AGREEMENT TO PURCHASE REAL ESTATE (the “Agreement”) is dated for reference the 27th day of May 2013.

BETWEEN:

Margaret Ouellette
Co-Trustee of the Fitzgerald Living Trust
20700 County Rd. 306
Buena Vista, CO 81211

Donley Kathryn O'Brien
Co-Trustee of the Fitzgerald Living Trust
14821 High Valley Rd.
Poway, CA 92064

Robert Fitzgerald
Co-Trustee of the Fitzgerald Living Trust
P.O. Box 417
Holbrook, AZ 82065

(the “Trust” and collectively the “Trustees”)

AND

Passport Potash, Inc. (“Passport”)
608 – 1199 West Pender Street
Vancouver, British Columbia V6E 2R1

WHEREAS

1.	On the 7 day of May 2012 the Parties entered into an Agreement to Purchase Real Estate (“Original Agreement”); and

2.	On the 8th day of November 2012 the Parties entered into an Amendment to Agreement to Purchase Real Estate (“Amendment Agreement”); and

3.	Pursuant to the terms of the Original Agreement and the Amendment Agreement Passport has paid to the Trust One Million Dollars ($1,000,000); and

4.	The Parties have agreed to amend and restate the Original Agreement.

NOW THEREFORE, this Amendment and Restatement witnesses that in consideration of the premises and mutual covenants contained herein, the Parties do hereby covenant and agree to Amend and Restate the Original Agreement as follows:

Passport hereby offers to purchase from the Trust, real property, including the surface rights, and subsurface mineral rights, owned by The Trust near Holbrook, Arizona as more fully described in Exhibit A (the “Property”), upon the following terms and conditions:

1.                    Purchase Price

(a) The purchase price shall be Seventeen Million Dollars ($17,000,000) to be paid according to the following terms and conditions.

2.                    Payment and Escrow

(a) Prior to the execution of this Agreement, Passport has irrevocably paid to the Trust One Million Dollars ($1,000,000), pursuant to the terms of the Original Agreement and the Amendment Agreement.

(b) On the earlier of either October 31, 2013, or within 30 days of closing Passport’s next round of financing, an additional Five Hundred Thousand Dollars ($500,000) shall be placed into an escrow account that shall be immediately available to be irrevocably released to the Trust.

(c) On December 31, 2013 an additional Five Hundred Thousand Dollars ($500,000) shall be placed into an escrow account that shall be immediately available to be irrevocably released to the Trust.

(d) On the 31st day of December 2014 an additional One Million Dollars ($1,000,000) shall be placed into an escrow account that shall be immediately available to be irrevocably released to the Trust.

(e) The balance of Fourteen Million Dollars ($14,000,000) to be paid in its entirety in cash at the time of closing of the sale.

3.                    Real Estate Taxes, Assessments, and Adjustments

(a) Real Estate Taxes accrued against the Property shall be prorated through the date of closing the sale and the Trust shall pay all taxes allocated to the Property through that date of acceptance of this offer to purchase. Buyer shall pay the Real Estate Taxes thereafter.

4.                    Title to the Property

(a) The title to the Property when delivered to Passport shall be by special warranty deed conveying good and marketable title, free and clear of all liens, encumbrances, exceptions, and reservations except for those defects delineated in Exhibit A, or as shown by title commitment. Such good and marketable title shall be evidenced by a standard form title insurance commitment issued by First American Title Insurance Company, subject only to the matters set forth in this Agreement, or as shown in the First American Title policy. Passport’s sole recourse for errors of title shall be against First American Title Agency. Passport accepts the current status of title from the First American

Title Agency commitment. Any mineral abstract shall be at Passport’s sole risk and expense. The Trust only transfers the minerals the Trust actually has without further representation. The Trust reserves no minerals at Close of Escrow.

5.                    Possession of the Property

(a) Passport shall be given possession of the Property upon closing. Passport agrees to allow the Trust to remain on the Property for nine (9) months after closing to remove cattle and personal property after closing. A failure on the part of the Trust to transfer possession after this period will not make the Trust a tenant of Passport. All other remedies, which Passport may have under law, are reserved to Passport, including a claim for actual damages suffered, as a result of the Trust’s occupancy after nine (9) months of Close of Escrow.

6.                    Option for Grazing Lease

(a) The Trust desires to retain the rights to graze cattle on the Property for the benefit of a beneficiary of the Trust. Passport agrees to extend to the Trust the option to enter into a grazing lease on the Property at the rate currently being charged by the Petrified Forest National Park, with the period of the lease being 5 years, with the option to renew for an additional 5 year term. Any improvements on the Property that are required for ranching purposes shall be borne by the Trust or its beneficiary. It is mutually understood and agreed that any ranching use of the Property is secondary, and subject to mineral exploration and development.

6.                    Exploration and Development

(a) During the term of this agreement the Trust grants to Passport the right to enter into and on the property as set forth herein to explore for, develop, core drill and sample ores, minerals and metals which are or may be found therein or thereon; provided however, that such ores, minerals and metals may only be removed, treated and produced in de minimis amounts from the core borings, solely for the purpose of determining the saturation and existence of such ores, minerals and metals and in no event shall Passport be permitted to sell any such ores minerals or metals.

(b) Passport may only make any use or uses of the Property consistent with the purposes described in 6(a). The construction of roads shall be subject to the prior written approval of the Trust, which approval shall not unreasonably be withheld and shall be given in a timely manner.

(c) Indemnity.

(i) Except as specifically provided to the contrary, Passport will indemnify and hold harmless the Trust against all liabilities, claims and causes of action for injury to or death of persons, and damage to or loss or destruction of property resulting from the use or occupancy by Passport of the Property or its operations performed under this agreement.

(d) Maintenance.

(i) All operations on the Property will be conducted in a manner which causes the least damage and defacement practicable under the circumstances.

(ii) Passport will, as far as practicable, leave the Property in the same state and condition as it was in at the time of Passport's entry on it.

(iii) Passport will reimburse the Trust for all actual physical damage to the Property (not including mere depreciation in value of the surface estate incidentally resulting from exploration operations thereon) and actual damages to improvements, roads, wells, crops, timber, grass and livestock resulting from Passport's operations, as reasonably documented by the Trust.

7.                    Risk of Loss

(a) The risk of loss by destruction or damage to the property by fire or otherwise prior to the closing of the sale is that of Passport. If all or a substantial portion of the improvements on the property are destroyed or damaged prior to the closing and transfer of this title, this agreement shall not be voidable, or void, nor shall there be any reduction in Purchase Price or other consideration paid. Passport shall have no claim against the Trust for any loss that may occur.

8.                    Improvements and Fixtures

(a) The sale of the improvements, fixtures, equipment if any, is incidental to the purchase and if on the property Nine (9) months after Closing and not removed by the Trust, are then deemed abandoned by the Trust to Passport. Otherwise, no improvements, fixtures or personal property are being transferred by the Trust.

9.                    General Conditions

(a) It is expressly agreed that this agreement to purchase real estate includes the entire agreement of Passport and the Trust, and supersedes all previous agreements between the Parties pertaining to the Property. This agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of both Passport and the Trust. This agreement shall be interpreted and enforced in accordance with the laws of the State of Arizona.

10.                   Assignment of Passport's Rights

(a) Passport's rights herein shall be freely assignable by Passport at any time, with notice given to the Trust identifying the assignee.

11.                   Representations and Warranties

(a) Passport hereby represents and warrants that is has the corporate power, authority, and legal right to execute, deliver, and perform this Agreement. The execution, delivery,

and performance of this Agreement by Passport has been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, and binding obligation of Passport.

(b) The Trust hereby represents and warrants that a simple majority of the co-trustees has the legal right to execute, deliver, and perform this Agreement. The execution, delivery, and performance of this Agreement by the Trust is not subject to any authorization or consent required to be obtained by any estate or probate action or case, by any trust or trustee, by any administrator, by any bank or banker, by any receiver, or by any court of competent jurisdiction. This Agreement constitutes the legal, valid, and binding obligation of The Trust.

12.                    Miscellaneous

(a) This agreement may be executed in any number of counterparts with the same effect as if all parties to this agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile or PDF signature will suffice and shall be deemed to constitute originals.

(b) Passport shall assume the State Land leases for grazing within the fee lands being purchased by Passport within 90 days of closing.

(c) This agreement is subject to TSX Venture Exchange and Board approval.

13.                    Default

(a) Buyer’s Default. Passport shall be deemed to be in default under this Agreement if Passport fails, for a reason other than Trust’s default hereunder or the failure of a condition precedent to Passport’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on Passport’s part required within the time limits and in the manner required in this Agreement.

(b) Seller’s Default. Trust shall be deemed to be in default under this Agreement if Trust fails, for a reason other than Passport’s default hereunder or the failure of a condition precedent to Trust’s obligation to perform hereunder, to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in the Agreement, or there shall have occurred a material breach of any representation or warranty made by Trust, provided, however, no such default shall be deemed to have occurred unless and until Passport has given Trust written notice thereof, describing the nature of the default, and Trust has failed to cure such default within thirty (30) days of receipt of such notice (but in any event before the Closing Date, unless such default occurs on the Closing Date or after Closing).

14.                    Liquidated Damages

The parties hereto agree that Trust’s reliance damages and economic detriment resulting from the removal of the property from the real estate market for an extended period of time, together with carrying and other costs incurred after the removal of the property from the real estate market are impracticable or extremely difficult to ascertain. Passport agrees that in the event the closing fails to occur due to such default or breach by Passport of Passport’s obligation to purchase the property, Trust, as its sole remedy, shall be entitled to retain the deposit as liquidated damages, and shall not be deemed to constitute a forfeiture or penalty. Trust hereby waives the remedy of specific performance with respect to any default by Passport of its obligation to purchase the property, and agrees that the liquidated damages set forth herein shall be Trust’s sole remedy in the event Passport defaults or breaches in its obligation to purchase the property hereunder. This liquidated damages provision shall not be applicable to any default or breach by Passport of any indemnification, defense or hold harmless obligation or restoration obligation of Passport under this agreement, or any other obligation of Passport that expressly survives the termination of this agreement. This liquidated damages provision also shall not serve as a limitation on the amount of attorneys’ fees that Trust may pursue or collect from Passport in the event Trust incurs attorneys’ fees in attempting to collect or retain the liquidated damages referred to herein.

15.                    Attorneys’ Fees

If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

16.                    Time for Acceptance and Closing

(a) This offer is void if not accepted by The Trust and Buyer in writing on or before 7:00 P.M. EDT of the 29th day of May, 2013.

(b) Closing of the sale shall take place on or before June 30, 2015.

(c) This offer is made at Apache Junction, State of Arizona, this 27th day of May, 2013.

Remainder of Page Intentionally Blank
Signature Page(s) and Schedules Follow

On behalf of Passport Potash, Inc.:

/s/ John Eckersley
John Eckersley
Director,
Vice President
Legal and Corporate Affairs
Passport Potash, Inc.
3466 W. Guadalupe Rd.
Apache Junction, AZ 85120

Acceptance by The Trust

The foregoing offer to purchase real estate is hereby accepted in accordance with the terms and conditions specified above.

Dated this 29th day of May, 2013.

On behalf of Fitzgerald Living Trust:

/s/ Margaret Ouellette
Margaret Ouellette
Co-Trustee of the Fitzgerald Living Trust
P.O. Box 344
Buena Vista, CO 81211

/s/ Donley F. O’Brien
Donley F. O'Brien
Co-Trustee of the Fitzgerald Living Trust
14821 High Valley Rd.

Poway, CA 92064
Robert Fitzgerald
Co-Trustee of the Fitzgerald Living Trust
P.O. Box 417
Holbrook, AZ 82065

EXHIBIT A

Parcel Number 1. - Parcel Identifier 105-10-002F
All of Sections 23, 24, 25, 26, 27, 28, 33 and 34; those portions of Sections 13, 15, 21, 29 and 31 lying south and east of the Puerco River; the southeast quarter and the northwest quarter of the southwest quarter and the south half of the southwest quarter less the railroad right of way of Section 14; the northeast quarter and south half of Sections 22 and 32; and the west half and the west half of the southeast quarter of Section 35, all lying in Township 18 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 2. - Parcel Identifier 105-10-OO2D
The northeast quarter of Section 35 less the southeast quarter of the northeast quarter, Township 18 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona. Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 3 - Parcel Identifier 105-10-004
The northwest quarter of Section 32 lying in Township 18 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 4 - Parcel Identifier 110-09-007
The north half of Section 5 lying in Township 16 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 5 - Parcel Identifier 110-09-008
The south half of Section 12, AKA: Lots 1 through 8, lying in Township 16 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 6 - Parcel Identifier 110-09-011
All of Sections 1 and 2; the north half of Sections 3, 4 and 12, all lying in Township 16 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.

Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 7 - Parcel Identifier 110-13-005A
All of Sections 4, 5,7,8; all of Section 9 less 1.8AC per 1048/950; the west half of Section 3; the west half of Section 10 less highway right of way and 100 feet X 116.5 feet in the southeast quarter of the southwest quarter, all lying in Township 16 North, Range 23 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 8 - Parcel Identifier 110-17-001
All of Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 17, 18, 19, 20, 21, 22, 23, 26, 27, 28, 29, 30, 31,32, 33, 34 and 35; and that portion of Section 25 lying south of old Highway 180, all lying in Township 17 North, Range 22 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 9 - Parcel Identifier 110-18-002
All of Section 31; that part of Section 30 lying south of old highway 180 less 100 feet by 116.5 feet to AT&T less 24.56 acres to highway; that portion of Section 33 lying south of old highway 180 all lying in Township 17 North, Range 23 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.

Parcel Number 10 - Parcel Identifier 109-15-OO2A
All of Section 24; those portions of Sections 15, 23, and 25 lying north and east of the Little Colorado River; that portion of Section 9 lying east of the Puerco River and north of the Little Colorado River; the south half and the northeast quarter of Section 14 all lying in Township 17 North Range 21 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona. Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.
Except all the coal and other minerals as set forth in the patent to said land.

Parcel Number 11 - Parcel Identifier 109-15-OO2B
All of Sections 1 and 12; the south half of the northeast quarter, the south half of the northwest quarter and the south half of Section 3; Section 11 less 9.78 acres to highway right of way; Section 13 less 12.3 acres to highway right of way less .267 acres to AT&T all lying in Township 17 North, Range 21 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.

Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.
Except all the coal and other minerals as set forth in the patent to said land.

Parcel Number 12 - Parcel Identifier 109-15-OO9A
The west half less 37 acres, the south half of the southeast quarter of Sectionl0; the northwest quarter of Section 14 all lying in Township 17 North, Range 21 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.
Except all the coal and other minerals as set forth in the patent to said land.

Parcel Number 13 - Parcel Identifier 109-15-OO9B
The northeast quarter; the north half of the southeast quarter of Section 10 all lying in Township 17 North, Range 21 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona. Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records.
Except all the coal and other minerals as set forth in the patent to said land.

Parcel Number 14 - Parcel Identifier 109-23-008
That portion of Section 35 lying south and east of the Puerco River lying in Township 17 North, Range 21 East of the Gila and Salt River Base and Meridian, Navajo County, Arizona.
Except all oil and gas rights, petrified wood and geothermal resources whatsoever underlying or appurtenant to said lands as reserved in deed recorded in docket 809, page 953-955 of official records